EXHIBIT 15





December 8, 1994


Ross Stores, Inc.
Newark, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial statements of Ross Stores, Inc. for the three-month and nine-month periods ended October 29, 1994 and October 30, 1993, as indicated in our independent accountants' review reports dated November 18, 1994 and November 24, 1993. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended October 29, 1994 and October 30, 1993, are incorporated by reference in Registration Statements Nos. 33-51916, 33-51896, 33-51898, 33-41415, 33-41413 and 33-29600 of Ross Stores, Inc. on
Form S-8.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Deloitte & Touche LLP
San Francisco, CA